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                                                                  Exhibit 4.10


                                 SECURITY AGREEMENT
                       (U.S. Government Agency Securities)

       This Security Agreement is executed and delivered at Cleveland, Ohio as of February 12, 1996 by EDWIN M. ROTH ("Grantor"), whose mailing address is 9100 Valley View Macedonia, Ohio, to National City Bank ("Bank"), a national banking association having its main office at 1900 East
       Ninth Street, Cleveland, Ohio 44114.

            WHEREAS, Grantor is a shareholder, officer and director of Specialty Chemical Resources, Inc., an Ohio corporation ("Borrower"); and

            WHEREAS, Borrower has requested a loan in the amount of $750,000 from Bank to be evidenced by a certain Commercial Demand Note (the "Note") dated of even date herewith issued by Borrower to Bank and the making of such loan by Bank to Borrower is of acknowledged benefit to Grantor; and

            WHEREAS, Grantor has executed and delivered a certain Continuing Guaranty of Payment (Limited) (the "Guaranty") in favor of Bank relating to the Debt evidenced by the Note;

            WHEREAS, as partial security for the making of the loan evidenced by the Note and Grantor's obligations pursuant to the Guaranty, Bank has required Grantor to grant a security interest in certain property of Grantor referenced below;

            NOW, THEREFORE, in consideration of the foregoing, and for other valuable consideration, the receipt and sufficiency of which is acknowledged by Grantor, Grantor agrees as follows:

       1. GRANT OF INTEREST. To secure the prompt payment in full of the Subject Debt as and when the respective parts thereof become due, whether by lapse of time, by acceleration of maturity, or otherwise, Grantor hereby grants Bank a security interest in the Collateral. As to Collateral not now in existence or in which Grantor does not presently have any rights, Bank's security interest shall automatically attach thereto immediately when the same comes into existence and Grantor acquires any rights therein, in each case without the making or doing of any further or other act or thing. "Collateral" means, collectively, the following property:

            $250,000 Federal Farm Credit Bank obligation described as follows:
            Cusip #31331M4G8 maturing 8/27/96 with a coupon rate of 4.4%; and

            $500,000 Federal Home Loan Mortgage Corp. obligation described as follows: Cusip #313400WM1 maturing 8/26/96 with a coupon rate of 4.75%

       and any and all replacements and substitutions (whether by reason of conversions, exchanges, or otherwise) for all or any part thereof, all additions to all or any part thereof, all income, gains, profits, and similar items, and all payments and other distributions in respect of all or any part thereof, and all now existing or hereafter arising claims and rights in respect of all or any part thereof, and all Proceeds of all or any part of the property hereinbefore described.




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            1.1     FURTHER ASSURANCE. Grantor will, at Grantor's expense, make and do all such acts and things (including, without limitation, the delivery to Bank of any chattel paper, document, instrument, or other writing of any kind the possession of which perfects a security interest therein) as Bank may from time to time require for the better evidencing, perfection, protection, or validation of, or realization of the benefits of, its security interest. Without limiting the generality of the foregoing, Grantor will, at Grantor's expense, upon each request of Bank, (a) sign and file or permit Bank to file such financing statements and other writings as Bank may from time to time require and in such public offices as Bank may from time to time require, (b) comply with every other requirement deemed necessary by Bank for the perfection of its security interest and (c) execute and deliver such affidavits, assignments, financing statements, indorsements of specific items of Collateral, powers of attorney, security agreements and other writings as Bank may from time to time require, each in form and substance satisfactory to Bank. Without diminishing or impairing any obligation of Grantor under this Agreement, a carbon, photographic, or other reproduction of this Agreement shall be sufficient as a financing statement. Grantor shall deliver the securities comprising the Collateral to Bank.

            1.2     NOTICE. Grantor will give Bank

                 (a) not less than seven (7) days' prior notice of any change in Grantor's residence or in the location at which Grantor keeps any records relating to the Collateral or any part thereof; or of any other change in circumstances which affects or may affect the continuing efficacy of any financing statement filed in respect of Bank's security interest or the continuing status of Bank's security interest as the first priority lien on the Collateral or any part thereof,

                 (b)immediate written notice if any Person other than Grantor or Bank claims any lien or other right or interest of any kind in any of the Collateral,

                 (c) immediate written notice whenever Grantor learns of the granting of any option, warrant or other right in respect of any Collateral Security, or any other event, condition or thing that would result in Grantor's receipt of any Collateral which Grantor is not entitled to receive under subsection 4.2, and

                 (d) upon Grantor's acquiring possession or custody thereof, a true and complete copy of each writing received or possessed by, or otherwise in the custody of; Grantor in respect of any of the foregoing.

            1.3 RECORDS. Grantor will at all times keep accurate and complete records of the Collateral. Bank (or one or more Persons selected by Bank) shall have the right at all reasonable times to examine, inspect and make extracts from Grantor's books and records and to examine, appraise and protect the Collateral.

            1.4 DISPOSITIONS AND ENCUMBRANCES. Grantor will not, without in each case obtaining Bank's prior consent,



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                 (a)     sell or otherwise dispose of any Collateral or any
                 interest therein or

                 (b) suffer or permit any Collateral (i) to be or become subject to any assignment, lease, license, attachment, mortgage, security interest or other lien, or any other claim, right or interest of any kind, except for any in favor of or consented to by Bank or (ii) to be described in any mortgage, financing Statement or other writing, except any evidencing any lien or interest expressly permitted by this Agreement.

            1.5 RELEASE OF COLLATERAL. If a Default does not exist, upon repayment of the principal amount of the Note in an amount greater than or equal to the face amount of any of the securities comprising the Collateral (together with all accrued interest due at such time), Bank agrees to release such security from the lien and operation of this Agreement. Borrower shall not be entitled to reborrow funds repaid to Bank in connection with any such release.

       2. DEFINITIONS. As used in this Agreement, except where the context clearly requires otherwise, "ACCOUNT OFFICER" means that officer who at the time in question is designated by Bank as the officer having primary responsibility for giving consideration to Borrower's requests for credit or, in that officer's absence, that officer's immediate superior or any other officer who reports directly to that superior officer, Grantor hereby assuming the burden of ascertaining the identity of each such officer; "AGREEMENT" means this Security Agreement (including, without limitation, each amendment, if any, hereto); "BANK DEBT" means, collectively, all Debt to Bank, whether incurred directly to Bank or acquired by it by purchase, pledge or otherwise, and whether participated to or from Bank in whole or in part; "COLLATERAL SECURITY" means any security in which Bank has a security interest pursuant to this Agreement; "DEBT" means, collectively, all obligations of the Person or Persons in question, including, without limitation, every such obligation whether owing by one such Person alone or with one or more other Persons in a joint, several or joint and several capacity, whether now owing or hereafter arising, whether owing absolutely or contingently, whether created by loan, overdraft, guaranty of payment or other contract, or by quasi-contract, tort, Statute, other operation of law or otherwise; "DEFAULT" means (a) the nonpayment of the Subject Debt or any part thereof when due or (b) the occurrence or existence of any event, condition, or other thing (other than any event, condition, or other thing which would constitute a "Default" pursuant to the next preceding clause (a)) which gives (or which with the lapse of any applicable grace period, the giving of notice or both would give) Bank the right to accelerate or which automatically accelerates the maturity of any of the Subject Debt; "OBLIGOR" means any Person who, or any of whose property, shall at the time in question be obligated in respect of all or any part of the Bank Debt of Borrower and (in addition to Grantor) includes, without limitation, co-makers, indorsers, guarantors, pledgors, hypothecators, mortgagors and any other Person who agrees, conditionally or otherwise, to make any loan to, purchase from or investment in, any other Obligor or otherwise assure such other Obligor's creditors or any of them against loss; "PERSON" means an individual or entity of any kind, including, without limitation, any association, company, cooperative, corporation, partnership, trust, governmental body or any other form or kind of entity; "PRIME RATE" means the fluctuating rate per annum which is publicly announced from time to time by Bank at its main office as being its so-called "prime rate" or "base rate" thereafter in effect, with each change in the Prime Rate automatically, immediately, and without notice changing the Prime Rate thereafter applicable hereunder, it being acknowledged that the Prime Rate is not necessarily the lowest rate of interest then available from Bank on fluctuating-rate loans; "PROCEEDS" means whatever is received or receivable upon sale, exchange, collection or other disposition of any property or



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Proceeds, whether directly or indirectly, and includes, without limitation, the proceeds of any casualty, liability or title insurance relating to any such property and any goods or other property returned after any such sale, exchange, collection or other disposition; "RELATED WRITING" means this Agreement and any indenture, note, guaranty, assignment, mortgage, security agreement, subordination agreement, notice, financial statement, legal opinion, certificate or other writing of any kind pursuant to which all or any part of the Bank Debt of Borrower is issued, which evidences or secures all or any part of the Bank Debt of Borrower, which governs the relative rights and priorities of Bank and one or more other Persons to payments made by, or the property of, any Obligor, which is delivered to Bank pursuant to another such Writing, or which is otherwise delivered to Bank by or on behalf of any Person (or any employee, officer, auditor, counsel or agent of any Person) in respect of or in connection with all or any part of the Bank Debt of Borrower; "SUBJECT DEBT" means, collectively, all Bank Debt created or incurred by Borrower pursuant to the Note; and the foregoing definitions shall be applicable to the respective plurals of the foregoing defined terms.

3. REPRESENTATIONS AND WARRANTIES. Grantor represents and warrants to Bank as follows:

     3.1  EXISTENCE. Grantor is an individual.

     3.2 TAXPAYER IDENTIFICATION. Grantor's federal taxpayer identification number (Social Security #)

     3.3 AUTHORITY. This Agreement is valid and enforceable against Grantor in accordance with its terms, subject, however, to any applicable insolvency or bankruptcy law and general principals of equity. Neither the execution and delivery of this Agreement, nor any performance or observance by Grantor of this Agreement, will violate any applicable law or violate or otherwise constitute a default under any material contract or other material obligation now existing and binding upon Grantor.

     3.4 ISSUANCE AND OWNERSHIP. Grantor owns all of the Collateral absolutely free from any assignment, attachment, security interest or other lien, and free from any other claim, right, or interest of any kind, except for any in favor of or consented to by Bank. No assignment, financing statement, or other writing (except any evidencing any lien or interest expressly permitted by this Agreement) describing. the Collateral or any part thereof is presently on file in any public office.

     3.5 LOCATION OF GRANTOR. Grantor's address is as set forth in the opening paragraph of this Agreement.

     3.6 DELIVERY. Prior to or concurrently with the execution and delivery of this Agreement, Grantor has delivered to Bank all existing instruments in which Bank has been granted a security interest pursuant to this Agreement.

     3.7 REGISTRATION. All securities in which Bank has been granted a security interest pursuant to this Agreement are certificated securities and are in registered form.





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      3.8 CONSENTS. No consent of any other person or entity and no authorization, approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or other third party is required for (i) the grant of a security interest in and pledge of the Collateral Securities by Grantor pursuant hereto or for the execution, delivery or performance of this Agreement by the Grantor, (ii) the perfection or maintenance of the security interest, pledge and assignment created hereby (including the first priority nature of such pledge, assignment and security interest), except for the delivery of certificates for the Collateral Securities as contemplated herein, or
      (iii) the exercise by Grantee of the rights provided for in this Agreement or the remedies in respect of the Collateral Securities pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Collateral Securities by laws affecting the offering and sale of securities generally or by laws generally applicable to banking institutions.

4. RIGHTS AND DUTIES. Bank shall have all of the rights of secured party under the law of the jurisdiction in which Bank's main office is located and, in addition, the following rights.

     4.1 TRANSFER OF RECORD. Bank shall have the right (but not the duty), at any time and from time to time after a Default shall have occurred, to transfer into the name of Bank or its nominee all or any part of any Collateral Security.

     4.2 CASH DISTRIBUTIONS. Unless and until any Default shall have occurred, Grantor shall have the right to receive cash payments of accrued interest in respect of Collateral Securities registered in the name of Grantor. Except as provided in the next preceding sentence, Bank shall have the exclusive right to hold the Collateral and receive replacements and substitutions (whether by reason of conversions, exchanges, or otherwise) for all or any part thereof; additions to all or any part thereof; all income, gains, profits, and similar items, and all payments and other distributions of cash or other property in respect of all or any part thereof, and Proceeds of all or any part thereof. If at any time Grantor shall receive any Collateral (other than accrued interest which Grantor is permitted to receive under the first sentence of this subsection 4.2), Grantor shall receive the same in trust and shall promptly deliver the same to Bank in the very form in which received but with all assignments or indorsements necessary to facilitate Bank's collection thereof and together with such powers of attorney and other writings duly executed and otherwise in such form and substance as Bank shall require.

     4.3 DEPOSIT BY BANK. Subject to Grantor's rights pursuant to subsection 4.2, all cash payments received by Bank in respect of the Collateral Securities shall, at Bank's option, be deposited either to a checking account maintained by Grantor with Bank or to a cash collateral account which shall bear no interest, over which Bank shall have sole dominion and control, and from which only Bank may withdraw funds, whichever option Bank shall from time to time elect by giving Grantor written notice thereof. Bank shall have no responsibility to ascertain whether any such payment or dividend is the correct amount owing. Each such deposit shall be subject to Bank's general rules and regulations except to the extent, if any, inconsistent with this Agreement.

 4.4 WITHDRAWAL AND APPLICATION OF FUNDS. After a Default shall have occurred, Bank may from time to time withdraw funds from the cash collateral account at will. Bank shall be under



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     no obligation to withdraw funds from the cash collateral account, except that upon each request of Grantor; Bank shall, if no Default then exists, withdraw all such funds that are then collected, but only if and to the extent that such funds are derived from cash payments of accrued interest on the Collateral Securities. All funds so withdrawn shall be applied to the payment of the Subject Debt with such allocation to the respective parts thereof and the respective due dates thereof as Bank in its sole discretion may from time to time deem advisable (except that so long as no Default exists, Bank shall not apply any such withdrawal to any Subject Debt that is not then due without first obtaining Grantor's consent). If any funds so withdrawn and applied are recovered from Bank by any trustee in bankruptcy or anyone else or are discovered not to have been collected and collection thereof is denied to Bank, Bank shall have the right to reverse any such application to the extent the funds are recovered from or not collected by Bank. Bank in its discretion may from time to time release to Grantor (or to Grantor's order) all or any of the funds then held in the cash collateral account, but no such release or releases shall commit Bank thereafter to make any further or other such releases.

     4.5 VOUCHERS, RECEIPTS, AND INDORSEMENTS. Subject to the provisions of this Agreement, Bank shall have full power and authority to execute and deliver such vouchers and receipts in respect of the Collateral, such indorsements of checks, and such other writings in respect of the foregoing as Bank may from time to time deem advisable. In connection with the foregoing Bank shall have full power and authority to sign Grantor's signature to all such vouchers, receipts, indorsements, and other writings whenever Bank deems such action advisable.

      4.6 INAPPLICABILITY TO CERTAIN TRANSFEREES. The provisions of this section 4 shall not apply to any purchaser of Collateral purchased pursuant to any sale conducted in accordance with subsection 5.3.

5. EFFECTS OF DEFAULT. Bank shall at all times have all of the rights of a secured party under the law of the jurisdiction in which Bank's main office is located, and, in addition, if any Default shall occur or commence to exist, then, and in each such case, Bank shall have the following rights:

     5.1 ENFORCEMENT OF RIGHTS. Bank shall have the right in its sole discretion to enforce or attempt to enforce rights in respect of the Collateral by suit or otherwise, but Bank shall have no duty to institute any suit or to take any other action to realize on the Collateral (or any security therefor) or, having started any suit or attempt, to thereafter to continue the same. In each case Bank may proceed with counsel of Bank's choosing.

     5.2 EXERCISE OF RIGHTS. Bank shall have full power and right to exercise any and all rights and remedies in respect of the Collateral as if Bank were the sole beneficial owner thereof and may, without limitation, grant such waivers and consents to, and enter into such compromises with, Persons liable thereon, release (regardless of whether Bank receives any consideration therefor) any security for or any Person liable thereon, and grant such Persons such other indulgences as Bank in good faith may from time to time deem advisable.

     5.3 DISPOSITION. Bank shall have the right to sell or otherwise dispose of the Collateral or any part thereof or any interest therein at any time or from time to time. Bank shall give Grantor not less than ten (10) days' prior notice of either the date after which any intended private sale is


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           to be made or the time and place of any intended public sale, except that Bank need give no such notice in the case of Collateral which Bank in good faith determines to be declining speedily in value or which is customarily sold on a recognized market. Grantor waives advertisement of any such sale and (except only to the extent notice is specifically required by the next preceding sentence) waives notice of any kind in respect of such sale. At any public sale Bank may purchase the Collateral or any part thereof free from any right of redemption, which right Grantor hereby waives. After deducting any and all fees, costs, and expenses (including, without limitation, the reasonable fees and disbursements of legal counsel) incurred in assembling, taking, repairing, storing, and selling or otherwise disposing of the Collateral or any part thereof or any interest therein, Bank shall have the right to apply the net proceeds of sale to the Subject Debt with such allocation to the respective parts thereof and the respective due dates thereof as Bank in its sole discretion may from time to time deem advisable, and

      6. POWER OF ATTORNEY. Grantor hereby irrevocably constitutes and appoint Bank, through its employees and agents, with full power of substitution, as Grantor's true and lawful attorney-in-fact, with full irrevocable power and authority in the place of Grantor and in the name of Grantor or in Bank's own name, for the purpose of carrying out the terms of this Agreement, to perform, at any time and from time to time, each agreement contained in this Agreement that is on Grantor's part to be complied with, and to take any and all actions and to execute and deliver any and all writings which may be necessary or desirable to give Bank the full benefit of this Agreement, in each case as Bank may from time to time deem advisable, Grantor hereby agreeing that Bank shall owe no duty whatever to Grantor to perform any such agreement, to take any such action, or to execute or deliver any such writing, or, having done so any one or more times, to thereafter continue doing so. Without limiting the generality of the foregoing, Grantor hereby irrevocably authorizes Bank, at any time and from time to time, to (a) fill in any blank space contained in this Agreement or any other Related Writing,
      (b) to correct patent errors, to complete and correct the description of Collateral, and to complete the date herein or therein and (c) to sign on Grantor's behalf and file, at Grantor's expense and without Grantor's signature, such affidavits, assignments, financing statements, indorsements of specific items of Collateral, powers of attorney, security agreements and other writings as Bank may from time to time deem advisable for the better evidencing, perfection, protection or validation of, or realization of the benefits of; the security interest granted pursuant to this Agreement.

      7. UNCONDITIONAL AND CONTINUING SECURITY INTEREST. Grantor's obligations under this Agreement and the granting of a security interest to Bank pursuant to this Agreement are unconditional and effective immediately, and (except for obligations surviving indefinitely pursuant to section
      13 those obligations and the security interest so granted shall continue in full effect until the Subject Debt shall have been paid in full and thereafter until Bank shall have delivered to Grantor (or such other Person or Persons who Bank determines in good faith to be entitled to the same) all Collateral (except any applied to the Subject Debt) in Bank's possession, until Bank shall have executed and delivered to Grantor or its nominee (or such other Person or Persons who Bank determines in good faith to be entitled to the same) one or more powers of attorney authorizing the issuer of each Collateral Security registered in the name of Bank to transfer that Collateral Security, and until each financing statement describing the Collateral and naming Bank (or its successor or assigns, if any) as secured party shall have been terminated as to all of the Collateral, regardless of the lapse of time, regardless of the fact that there may be a time or times when no Subject Debt is outstanding, regardless of any act, omission




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       or course of dealing whatever on Bank's part, and regardless of any other event, condition or thing. Upon payment in full of the Subject Debt, Bank agrees to release the Collateral to Grantor.

       8. GRANTOR 'S ASSENT TO EXTENSIONS, RELEASES, AND SETTLEMENTS. With respect to the Collateral, Grantor assents to any extension or postponement of the time of payment thereof or any other indulgence in connection therewith, to any exchange, release, replacement or substitution of Collateral, to any addition or release of any Obligor, to any acceptance of any partial payment thereon and to any adjustment, compromise or settlement in respect thereof; all in such manner and at such time or times as Bank shall deem advisable.

       9. BANK'S DUTIES LIMITED. Grantor agrees that Bank shall have no duty as to the collection or protection of Collateral or any income therefrom, nor to preserve rights against prior parties, nor to exercise or preserve any option, warrant or other right pertaining thereto beyond maintaining, subject to Bank's rights hereunder, the safe custody of any Collateral in Bank's possession. Bank shall have no liability for its delivery of any property to any Person or Persons who Bank determines in good faith to be entitled to the same.

       10. NO SETOFF. Grantor hereby waives any and all now existing or hereafter arising rights to recoup or offset any obligation of Grantor under or in connection with this Agreement or any Related Writing against any claim or right of Grantor against Bank.

       11. INDEMNITY: ADMINISTRATION, ENFORCEMENT AND TERMINATION; INTEREST. Grantor will reimburse Bank, on Bank's demand from time to time, for any and all fees, costs and expenses (including, without limitation, the reasonable fees and disbursements of legal counsel) incurred by Bank in administering this Agreement and in enforcing, exercising or protecting its rights under this Agreement or under applicable law, or in attempting to do any of the foregoing. Grantor agrees that if and when Bank's security interest shall have terminated in accordance with the provisions of this Agreement, Grantor will, on Bank's demand from time to time, reimburse Bank for any and all fees, costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred by Bank in terminating its security interest. If any amount owing under this Agreement is not paid when due, then, and in each such case, Grantor shall pay, on Bank's demand, interest on that amount from the due date thereof until paid in full at a fluctuating rate equal to four percent (4%) per annum plus the Prime Rate.

       12. WAIVERS; REMEDIES; APPLICATION OF PAYMENTS. Bank may from time to time in its discretion grant waivers and consents in respect of this Agreement or any other Related Writing or assent to amendments thereof, but no such waiver, consent or amendment shall be binding upon Bank unless set forth in a writing (which writing shall be narrowly construed) signed by an Account Officer. No course of dealing in respect of, nor any omission or delay in the exercise of; any right, power or privilege by Bank shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further or other exercise thereof or of any other, as each such right, power or privilege may be exercised either independently or concurrently with others and as often and in such order as Bank may deem expedient Each right, power or privilege specified or referred to in this Agreement is in addition to and not in limitation of any other rights, powers, and privileges that Bank may otherwise have or acquire by operation of law, by other contract, or otherwise. Bank shall be entitled to equitable remedies with respect to each breach or anticipatory repudiation of any provision of this Agreement, and Grantor hereby waives any defense which might be asserted to bar any such equitable remedy.


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      Bank shall have the right to apply Proceeds and payments in respect of the Subject Debt with such allocation to the respective parts thereof and the respective due dates thereof as Bank in its sole discretion may from time to time deem advisable.

      13. OTHER PROVISIONS. The provisions of this Agreement shall bind Grantor and Grantor's heirs and assigns and benefit Bank and its successors and assigns, including each subsequent holder, if any, of the Subject Debt or any part thereof Except for Grantor and Bank and their respective heirs, successors and assigns, there are no intended beneficiaries of this Agreement. The provisions of sections 8 through 16, both inclusive, shall survive the payment in full of the Subject Debt and the termination of the security interest granted pursuant to this Agreement. The several captions to different sections and subsections of this Agreement are inserted for convenience only and shall be ignored in interpreting the provisions thereof If any provision in this Agreement shall be or become illegal or Unenforceable in any case, then that provision shall be deemed modified in that case so as to be legal and enforceable to the maximum extent permitted by law while most nearly preserving its original intent, and in any case the illegality or unenforceability of that provision shall affect neither that provision in any other case nor any other provision. Interest for any given period shall accrue on the first day thereof but not on the last day thereof (unless the last day is the first day) and in each case shall be computed on the basis of a 360-day year and the actual number of days in the period. In no event shall interest accrue at a higher rate than the maximum rate, if any, permitted by law. Any term used in this Agreement shall have the meaning ascribed thereto by the Uniform Commercial Code as in effect on the date hereof in the jurisdiction in which Bank's main office is located, subject, however, to such modification, if any, as may be provided in this Agreement This Agreement shall be governed by the law (excluding conflict of laws rules) of the jurisdiction in which Bank's main office is located.

      14. INTEGRATION. This Agreement and, to the extent consistent with this Agreement, the other Related Writings, set forth the entire agreement of Grantor and Bank as to its subject matter, and may not be contradicted by evidence of any agreement or statement unless made in a writing (which writing shall be narrowly construed) signed by an Account Officer contemporaneously with or after the execution and delivery of this Agreement.

      15. NOTICES AND OTHER COMMUNICATIONS. Each notice, demand, or other communication, whether or not received, shall be deemed to have been given to Grantor whenever Bank shall have mailed a writing to that effect by certified or registered mail to Grantor at Grantor's mailing address (or any other address of which Grantor shall have given Bank notice after the execution and delivery of this Agreement); however, no other method of giving actual notice to Grantor is hereby precluded. Except for oral communications actually given to Bank under those provisions, if any, of this Agreement expressly authorizing oral communication, Bank shall be deemed not to have received a particular communication from Grantor unless an Account Officer shall have received that communication in writing at Bank's main office (or any other address of which Bank shall have given notice to Grantor after the execution and delivery this Agreement). Grantor hereby assumes all risk arising out of or in connection with each such communication given by Grantor to Bank.

      16. JURISDICTION AND VENUE; LIMITATIONS; WAIVER OF JURY TRIAL. Any action, claim, counterclaim, crossclaim, proceeding, or suit, whether at law or in equity, whether sounding in tort, contract, or otherwise at any time arising under or in connection with this Agreement or any other Related Writing, the administration, enforcement, or negotiation of this Agreement or any other Related Writing, or the



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       performance of any obligation in respect of this Agreement or any other
       Related Writing (each such action, claim, counterclaim, crossclaim, proceeding, or suit, an "Action") may be brought in any federal or state court located in the city in which Bank's main office is located. Grantor hereby unconditionally submits to the jurisdiction of any such court with respect to each such Action and hereby waives any objection Grantor may now or hereafter have to the venue of any such Action brought in any such court Grantor shall be forever barred from bringing any Action unless Grantor shall have brought the Action within one (1) year after the date on which the cause of action in respect thereof accrues, and neither Bank nor any subsequent holder of the Subject Debt or any part thereof shall have any liability in respect of any Action for any consequential, exemplary, incidental, punitive, or special damages. Grantor HEREBY, AND EACH HOLDER OF THE Subject Debt OR ANY PART THEREOF, KNOWINGLY AND VOLUNTARILY WAIVES JURY TRIAL IN RESPECT OF ANY Action.



                                 Grantor:

                                 /s/ Edwin M. Roth
                                 --------------------------------
                                 EDWIN M. ROTH



                                 SIGNATURE GUARANTEED
                                  MEDALLION GUARANTEED
                                NATIONAL CITY BANK, CLEVELAND

                                --------------------------------
                                            AUTHORIZED SIGNATURE


                                SECURITIES TRANSFER AGENTS MEDALLION PROGRAM

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